                        CHANGE OF CONTROL AND RESTRICTIVE
                               COVENANT AGREEMENT

     This Change of Control and Restrictive Covenant Agreement ("Agreement") is entered into this 14th day of February, 2005, by and among James L. Benjamin ("Executive") and PRG-Schultz USA, Inc., a Georgia corporation ("USA"), and PRG-Schultz International, Inc., a Georgia corporation that owns all of the capital stock of USA ("PRGS").

     WHEREAS, Executive and USA entered into that certain offer letter agreement ("Offer Letter") dated October 28, 2002 which set forth the terms of employment under which USA employed Executive as the Executive Vice President, U.S. Operations, for USA;

     WHEREAS, in connection with Executive's employment, Executive executed that certain Employee Agreement (the "Employee Agreement") dated October 28, 2002, which contained certain restrictive covenants;

     WHEREAS, Executive is a senior executive of USA whose services are extremely valuable to USA;

     WHEREAS, Executive has had and will have access to the valuable and proprietary trade secrets of USA and its customers, and Executive has had and will have close contact with the customers and employees of USA;

     WHEREAS, Executive and USA desire to enter into this Change of Control and Restrictive Covenant Agreement to (a) amend certain provisions of the Offer Letter regarding termination of employment and severance in the manner set forth herein, (b) provide Executive additional security and benefits in the event of any actual or threatened change of control of PRGS, (c) provide incentives to Executive to remain employed with USA, (d) provide PRGS with reasonable protection of the valuable trade secrets and confidential information of USA and its customers, as well as the relationships between USA and its customers and employees, and (e) preserve the goodwill of PRGS for the benefit of the shareholders in the event a change of control occurs;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Definitions. As used in this Agreement, the following terms shall have the meaning specified:

     "Business of USA" shall mean (a) audit services (i) to identify and recover lost profits from any source, including, without limitation, payment errors, missed or inaccurate discounts, allowances, or rebates, vendor pricing errors, or duplicate payments and (ii) to identify expense containment opportunities;
(b) development and use of technology to provide such services; and (c) provision of related consulting services.

     "Cause" shall mean, as determined by the Board of Directors of PRGS (the "Board") in good faith: (1) a material breach by Executive of the duties and responsibilities of Executive or any written policies or directives of USA (other than as a result of incapacity due to physical or mental illness) which is (i) willful or involves gross negligence, and (ii) not remedied within thirty
(30) days after receipt of written notice from USA which specifically identifies the manner in which such breach has occurred; (2) Executive commits any felony or any misdemeanor involving willful misconduct (other than minor violations such as traffic violations) that causes damage to the property, business or reputation of USA, as determined in good faith by the Board; (3) Executive engages in a fraudulent or dishonest act, as determined in good faith by the Board; (4) Executive engages in habitual insobriety or the use of illegal drugs or substances; (5) Executive breaches his fiduciary duties to the Company, as determined in good faith by the Board; or (6) Executive engages in activities prohibited by Sections 9 through 15 hereof.

     "Change of Control" shall mean the occurrence, on or before December 31, 2005, of any of the following events: (i) a majority of the outstanding voting stock of PRGS shall have been acquired or beneficially owned by any person (other than PRGS or a subsidiary of PRGS) or any two or more persons acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding, or disposing of voting stock of PRGS; or (ii) a merger or a consolidation of PRGS with or into another corporation, other than (A) a merger or consolidation with a subsidiary of PRGS, or (B) a merger or consolidation in which the holders of voting stock of PRGS immediately prior to the merger as a class hold immediately after the merger at least a majority of all outstanding voting power of the surviving or resulting corporation or its parent; or (iii) a statutory exchange of shares of one or more classes or series of outstanding voting stock of PRGS for cash, securities, or other property, other than an exchange in which the holders of voting stock of PRGS immediately prior to the exchange as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity with which PRGS stock is being exchanged; or (iv) the sale or other disposition of all or substantially all of the assets of PRGS, in one transaction or a series of transactions, other than a sale or disposition in which the holders of voting stock of PRGS immediately prior to the sale or disposition as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity to which the assets of PRGS are being sold; or (v) the liquidation or dissolution of PRGS; or (vi) the entry into a definitive agreement with respect to any of the events specified in the foregoing clauses (i) through (v) on or prior to December 31, 2005 if the transactions contemplated by such agreement shall thereafter be consummated on or before March 31, 2006. In the event of the occurrence of a Change of Control under clause (vi) above, for all purposes hereof, other than the determination under this Agreement that a Change of Control has occurred on or before December 31, 2005, the date the transactions contemplated by such agreement are consummated shall be deemed to be the date of such Change of Control.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Competing Business" shall mean any business engaging in the same or substantially similar business as the Business of USA.

     "Confidential Information" shall mean any confidential or proprietary information relating to USA or its customers or affiliates that is not a Trade Secret.

     "Good Reason" shall mean any one of the following: (i) USA's demotion of the Executive to a lesser position than the position in which he is serving prior to such demotion; (ii) the assignment to Executive of duties materially inconsistent with his position or material reduction of the Executive's duties, responsibilities or authority, all of which, as of the date hereof, are as set forth on Exhibit A attached hereto and incorporated herein, in either case without the Executive's prior written consent; provided, however, that a change in the foregoing that results solely from PRGS ceasing to be a publicly traded entity or from PRGS becoming a wholly owned subsidiary of a publicly traded entity shall not, in either event and standing alone, constitute grounds for "Good Reason"; (iii) any reduction in Executive's base salary, target bonus or target bonus plan without the Executive's prior consent unless other executives who are parties to agreements similar to this one also suffer a comparable reduction in their base salaries, target bonus or target bonus plan (for purposes of this subsection (iii) "other executives" shall refer to James Benjamin, Marie Neff, James Moylan, Richard Bacon, Eric Goldfarb, Paul van Leeuwen, or John Toma); or (iv) unless agreed to by Executive, the relocation of Executive's principal place of business outside of the metropolitan area of Atlanta, Georgia, in each case not remedied by USA within thirty (30) days after receipt by USA of written notification from Executive as provided in Section 18 of this Agreement to USA that specifically identifies the Good Reason. The Executive must notify USA of any event that constitutes Good Reason within ninety (90) days following the Executive's knowledge of its occurrence or existence or such event shall not constitute Good Reason under this Agreement.

     "Per Share Price" shall mean the value of the consideration received by a shareholder of PRGS in exchange for one share of the Common Stock of PRGS in connection with a transaction which constitutes a Change of Control.

     "Secret Information" means Confidential Information and Trade Secrets.

     "Trade Secrets" shall mean information of USA, its affiliates or customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a design, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

     "Works" shall mean any work of authorship, code, invention, improvement, discovery, process, formula, code algorithm, program, system, method, visual work, or work product, whether or not patentable or eligible for copyright, and in whatever form or medium and all derivative works thereof, which are, have been or will be created, made, developed, or conceived by Executive in the course of employment with USA, with USA's time, on USA's premises, using USA's resources or equipment, or relating to the Business of USA.

     2. Transaction Success Fee.

          (a) Amount of Transaction Success Fee. Subject to the conditions set forth in Section 2(b) below, USA shall pay to Executive an amount (the "Transaction Success Fee") in the event a Change of Control occurs on or before December 31, 2005 as follows:

               (i) If the Per Share Price received by the PRGS shareholders in connection with the Change of Control is equal to or less than $7.00 per share, the amount of the Transaction Success Fee shall be equal to $150,000.00.

               (ii) If the Per Share Price received by the PRGS shareholders in connection with the Change of Control is $7.01 or more, but equal to or less than $11.00, the amount of the Transaction Success Fee shall be calculated in accordance with the following formula:

          (1)  Per Share Price minus $7.00 = Increase Dollar Amount;

          (2) Increase Dollar Amount divided by $4.00 = Increase Percentage Amount;

          (3)  Increase Percentage Amount plus 50% = Aggregate Increase
               Percentage;

          (4)  Multiply Aggregate Increase Percentage by $300,000.00

For example, if the Per Share Price is $9.00, the Increase Dollar Amount will equal $2.00, the Increase Percentage Amount will equal 50% (or .50) and the Aggregate Increase Percentage will equal 100% (or 1). Accordingly, in such case, the Transaction Success Fee would be $300,000.00.

               (iii) If the Per Share Price received by the PRGS shareholders in connection with the Change of Control is $11.01 or greater, the amount of the Transaction Success Fee shall be equal to $450,000.00.

     If any written agreement with any "other executive" as defined in the Good Reason definition in Section 1 hereof, similar to this Agreement, is amended to reduce to a lower number the $7 amount in Section 2(a) of such agreement, then the $7 in this Section 2(a) shall be automatically reduced to such lower dollar amount. In the event of any stock split, stock dividend, or similar adjustment in the number of outstanding shares of Common Stock of PRGS, then the base prices of $7.00 to $11.00 that are set forth above and that are used to determine the amount of the Transaction Success Fee shall be equitably adjusted to reflect such split, dividend, or similar adjustment and the base numbers of $7.00 and $4.00 set forth in (ii)(1)-(2) above shall also be equitably adjusted.

          (b) Conditions. In order for Executive to be eligible to receive the Transaction Success Fee, the Change of Control must occur on or before December 31, 2005, and one of the following conditions must be met:

               (i) Executive is employed by USA or its affiliates on the date of a Change of Control, but Executive is not offered a job after the Change of Control with USA or its successor or affiliates, or Executive is offered employment after the Change of Control, but the terms of such employment are such that Executive would be entitled to resign from employment for Good Reason; or

               (ii) Executive is employed by USA or its affiliates on the date of a Change of Control and Executive remains employed by USA or its successor or affiliates during the period beginning with the Change of Control and continuing through the date that the Transaction Success Fee (or portion thereof) is earned and due for payment in accordance with Section 2(c)(i) and (ii) below; or

               (iii) Executive is employed by USA or its affiliates on the date of a Change of Control and Executive remains employed by USA or its successor or affiliates after the date of the Change of Control, but Executive voluntarily terminates such employment for Good Reason during the 12-month period following the Change of Control; or

               (iv) Executive is employed by USA or its affiliates on the date of a Change of Control and Executive remains employed by USA or its successor or affiliates after the date of the Change of Control, but such employment is terminated by USA (or its successor or an affiliate) without Cause during the 12-month period following the Change of Control; or

               (v) Executive's employment with USA or its affiliates is terminated prior to the date of a Change of Control without Cause or for Good Reason, either in contemplation of a Change of Control or at the insistence of the prospective purchaser of PRGS; provided, however, that, notwithstanding anything to the contrary contained herein, Executive shall have no right to receive any portion of a Transaction Success Fee, until the actual occurrence of a Change of Control that occurs on or before December 31, 2005, and in the event a Change of Control does not occur on or before December 31, 2005, Executive shall have no right to receive a Transaction Success Fee.

          (c) Payment Terms. The Transaction Success Fee shall be due and payable as follows:

               (i) If Executive is employed by USA or its successor or affiliates on the six-month anniversary of the Change of Control, one-third of the Transaction Success Fee shall be due and payable by USA to Executive within 30 days after such six-month anniversary.

               (ii) If Executive is employed by USA or its successor or affiliates on the one-year anniversary of the Change of Control, two-thirds of the Transaction Success Fee shall be due and payable by USA to Executive within 30 days after such one-year anniversary.

               (iii) Upon the occurrence of the events described in Section 2(b)(i) through (iv) above, the entire Transaction Success Fee (less any amounts previously paid hereunder) shall be due and payable in a lump sum within 30 days after the occurrence of such event.

               (iv) Upon the occurrence of the event described in Section 2(b)(v) above, the entire Transaction Success Fee shall be due and payable 30 days after the later to occur of termination of employment or the date of the Change of Control.

     Notwithstanding the foregoing, if a portion of the Per Share Price to be received by the PRGS shareholders is placed in escrow, paid in installments or over time, or otherwise deferred for any reason, including in order to fund potential claims in connection with a breach of any representation or warranty given in connection with a Change of Control transaction or to be earned and paid based on conditions to be determined after the closing of the Change of Control transaction, the Transaction Success Fee shall be based on the Per Share Price amount actually received by the PRGS shareholders and any increase in the Transaction Success Fee caused by any post-closing payments shall be paid on the later of the date set forth above or 30 days after the date of such post-closing payment to the PRGS shareholders.

          (d) Termination for Cause. If Executive's employment is terminated by USA (or a successor or affiliate) for Cause prior to the six-month anniversary of the Change of Control, Executive shall not be entitled to receive any portion of the Transaction Success Fee. If Executive's employment is terminated by USA (or its successor or an affiliate) for Cause after the six-month anniversary of the Change of Control, USA shall pay the portion of the Transaction Success Fee due under Section 2(c)(i), but Executive shall not be entitled to receive the amount described in Section 2(c)(ii). To the extent the amount due under 2(c)(i) has been paid by USA prior to a termination under the condition described in the foregoing sentence, Executive shall not be required to refund such portion of the Transaction Success Fee.

     3. Restricted Stock Award. Executive acknowledges and agrees that execution of this Agreement will also constitute Executive's acceptance of a restricted stock award of 40,000 shares of the Common Stock of PRGS, the terms and conditions of which are set forth on Exhibit B attached hereto and incorporated herein. This Agreement will not be deemed accepted until Executive has delivered an executed copy hereof to USA's Human Resources Department at the address set forth on the signature page hereto.

     4. Additional Payments. Upon a Change of Control that occurs on or prior to December 31, 2005, Executive shall be entitled to an additional payment ("Additional Payment") as follows:

          (a) No Post-Closing Service. (i) Executive shall be entitled to an additional payment of $600,000.00, payable in equal bi-weekly installments, over the two-year period beginning six months following the Change of Control if Executive is employed by USA or its affiliates on the date of a Change of Control, but Executive is not offered a job following the Change of Control with USA or its successor or affiliates or Executive is offered employment after the Change of Control, but the terms of such employment are such that Executive would be entitled to resign from employment for Good Reason.

               (ii) If Executive's employment with USA or its affiliates is terminated prior to the date of a Change of Control without Cause or for Good Reason, either in contemplation of a Change of Control or at the insistence of the prospective purchaser of PRGS,

Executive shall be deemed to have met the requirements of this Section 4(a) provided, however, that, notwithstanding anything to the contrary contained herein, Executive shall have no right to receive any portion of an Additional Payment, until the actual occurrence of a Change of Control that occurs on or before December 31, 2005, and in the event a Change of Control does not occur on or before December 31, 2005, Executive shall have no right to receive an Additional Payment; or

          (b) Termination in First Six Months. Executive shall be entitled to an additional payment of $600,000.00, payable in equal bi-weekly installments, over the two-year period beginning six months following termination of employment if Executive is employed by USA or its affiliates on the date of the Change of Control, but (i) Executive terminates his employment with USA or its successor or affiliates for Good Reason during the six-month period following the Change of Control, or (ii) Executive's employment is terminated by USA or its successor or affiliates without Cause during the six-month period following the Change of Control; or

          (c) Termination in Second Six Months. Executive shall be entitled to an additional payment of $450,000.00, payable in equal bi-weekly installments, over the 18-month period beginning six months following termination of his employment if Executive is employed by USA or its affiliates on the date of a Change of Control, but (i) Executive terminates his employment with USA or its successor or affiliates for Good Reason after the six-month anniversary of the Change of Control but on or before the one-year anniversary of the Change of Control (the "Second Period"), or (ii) Executive's employment is terminated by USA or its successor or affiliates without Cause during the Second Period.

          (d) Limitation on Payments. The payments described in Section 4(a) through (c) shall be paid in lieu of any "severance" amounts to which Executive would be entitled under Section 8 of the Offer Letter (as such Section is amended by Section 5 hereof) should the events described above occur. If a Change of Control does not occur on or before December 31, 2005, Executive shall not be entitled to any Additional Payments pursuant to Section 4 of this Agreement, and Executive shall be entitled to only those severance benefits, if any, payable under Section 8 of the Offer Letter (as such Section is amended by Section 5 hereof). If Executive terminates his employment with USA or its successor or affiliates for Good Reason after the one-year anniversary of the Change of Control or Executive's employment is terminated by USA or its successor or affiliates without Cause after the one-year anniversary following the Change of Control, Executive shall not be entitled to receive any Additional Payment under Section 4 of this Agreement, and Executive shall be entitled to only those severance benefits, if any, payable under Section 8 of the Offer Letter (as such Section is amended by Section 5 hereof). Executive shall not be entitled to any payment under this Section 4 if Executive is terminated for Cause. If Executive receives the Additional Payments pursuant to this Section 4, he shall not be entitled to receive any severance benefits under Section 8 of the Offer Letter.

          (e) Acceleration. To the extent that the American Jobs Creation Act of 2004 (the "Act") is interpreted to allow earlier payment of the Additional Payments contemplated under Sections 4(a) through (c), then Sections 4(a), (b) and (c) shall be automatically amended to delete the phrase "beginning six months" which appears in each such Section and such Additional Payment under Section 4(a) shall be made as early as the Act permits.

          (f) Execution of General Release. Executive acknowledges and agrees that he is not eligible to receive any Additional Payments unless and until he executes a general release agreement and covenant not to sue, in the form attached hereto at Exhibit C.

          (g) No Double Benefits. The Additional Payments contemplated under this Section 4 are intended to replace and supersede any benefits Executive may be entitled to under Section 8 of the Offer Letter (as amended by Section 5 of this Agreement) if a Change of Control occurs. If a Change of Control does not occur, Executive shall be entitled to only those severance benefits, if any, payable under Section 8 of the Offer Letter (as such Section is amended by Section 5 hereof). Under no circumstances will Executive ever be entitled to receive both the Additional Payments pursuant to this Section 4 and the severance benefits pursuant to Section 8 of the Offer Letter (as amended by Section 5 of this Agreement).

     5. Amendments to Offer Letter.

          (a) Section 8 of the Offer Letter is hereby deleted in its entirety and replaced by the following:

     "(a) If your employment with PRGS is terminated for Cause (as such term is defined in that certain Change of Control and Restrictive Covenant Agreement by and between you and PRG-Schultz USA, Inc., dated February 14, 2005 ("Change of Control Agreement") or if you voluntarily resign without Good Reason (as such term is defined in the Change of Control Agreement), you will receive your base salary prorated through the date of termination, payable in accordance with PRGS's normal payroll procedure, and you will not receive any bonus or any other amount in respect of the year in which termination occurs or in respect of any subsequent years.

     (b) If your employment with PRGS is terminated by PRGS without Cause or by you for Good Reason, you will receive your base salary and earned bonus for the year in which such termination occurs prorated through the date of such termination, plus a severance payment equal to continuation of your base salary for twelve (12) months payable bi-weekly and PRGS will pay the difference between the current cost of your medical benefits and the cost of COBRA for a period of twelve (12) months following termination both conditioned upon signing a release and covenant not to sue. Except as provided in the immediately preceding sentence, you will not receive any other amount in respect of the year in which termination occurs or in respect of any subsequent years. You will not be entitled to any amounts under the Change of Control Agreement, except for any unpaid Transaction Success Fee earned prior to your termination. The prorated base salary and severance payments will be paid in accordance with PRGS' normal payroll procedures.

     (c) If your employment with PRGS is terminated by your death or retirement, you (or your legal representative in the case of death) will receive base salary and bonus for the year in which such termination occurs prorated through the date of such termination and will not receive any other amount in respect of the year in which termination occurs or in respect of any subsequent years. The prorated base salary will be paid in accordance with PRGS' normal payroll procedure and the prorated bonus will be paid in a lump sum within ninety (90) days after the end of the year to which it relates. You will not be entitled to any amounts under the Change of Control Agreement, except for any unpaid Transaction Success Fee earned prior to your termination.

     (d) If your employment with PRGS is terminated for Disability (as defined above), you or your legal representative will receive all unpaid base salary and bonus for the year in which such termination occurs prorated through the date of termination with such prorated base salary payable in accordance with PRGS' normal payroll procedure and the prorated bonus payable in a lump sum within ninety (90) days after the end of the year to which it relates. You will not be entitled to any amounts under the Change of Control Agreement, except for any unpaid Transaction Success Fee earned prior to your termination."

          (b) Section 6 of the Offer Letter is hereby deleted in its entirety and replaced by the following:

     "(a) This Agreement may be terminated by PRGS for Cause upon delivery to you of a thirty (30) days notice of termination. "Cause" shall have the meaning ascribed to such term in the Change of Control Agreement.

     (b) Either party, without Cause, may terminate this Agreement by giving thirty (30) days written notice. Additionally, your employment may be terminated by you for "Good Reason". "Good Reason" shall have the meaning ascribed to such term in the Change of Control Agreement.

     (c) In the event of your Disability, physical or mental, PRGS will have the right, subject to all applicable laws, including without limitation, the Americans with Disabilities Act ("ADA"), to terminate your employment immediately. For purposes of this Agreement, the term "Disability" shall mean your inability or expected inability (or a combination of both) to perform the services required of you hereunder due to illness, accident or any other physical or mental incapacity for an aggregate of ninety (90) days within any period of one hundred eighty (180) consecutive days during which this Agreement is in effect, as agreed by the parties or as determined pursuant to the next sentence. If there is a dispute between you and PRGS as to whether a Disability exists, then such issue shall be decided by a medical doctor selected by PRGS and a medical doctor selected by you and your legal representative (or, in the event that such doctors fail to agree, then in the majority opinion of such doctors and a third medical doctor chosen by such doctors). Each party shall pay all costs associated with engaging the medical doctor selected by such party and the parties shall each pay one-half (1/2) of the costs associated with engaging any third medical doctor.

     (d) In the event this Agreement is terminated, all provisions in this Agreement or the Change of Control Agreement relating to any actions, including those of payment or compliance with covenants, subsequent to termination shall survive such termination."

     6. Acknowledgement of Restrictive Covenant Consideration. Executive acknowledges and agrees that $670,000.00 (the "Restrictive Covenant Consideration") of the aggregate value of amounts that USA has agreed to pay under Sections 3 and 4 hereof, respectively, and any amounts that USA has agreed to pay Executive under the Offer Letter as a result of termination of his employment, is being paid in consideration of Executive's agreement to Sections 13, 14 and 15 below. Moreover, Executive acknowledges and agrees that the Restrictive Covenant Consideration is subject to forfeiture in accordance with
Section 16(b) hereof in the event Executive breaches any of the covenants set forth in Section 13, 14 or 15 hereof.

     7. Taxes. PRG shall deduct or withhold such amounts as may be required pursuant to applicable federal, state, local, or other laws from all amounts payable to Executive or awards to be made to Executive pursuant to this Agreement.

     8. Excess Payments. In the event that any payment or award to be received by Executive pursuant to Sections 2, 3, or 4 hereof or the value of any acceleration right occurring pursuant to this Agreement in connection with a Change of Control would be subject to an excise tax pursuant to Section 4999 of the Code (or any successor provision), whether in whole or in part, as a result of being an "excess parachute payment," within the meaning of such term in
Section 280G(b) of the Code (or any successor provision), the amount payable under Sections 2, 3, and 4 shall be reduced so that no portion of such payment or the value of such acceleration rights is subject to the excise tax pursuant to Section 4999 of the Code. If the amount necessary to eliminate such excise tax exceeds the amount otherwise payable under Sections 2, 3, and 4, no payment shall be made under these Sections and no further adjustments shall be made. Notwithstanding the previous sentence, no portion of such payment or any acceleration right which tax counsel, selected by USA's accountant and acceptable to Executive, determines not to constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code will be taken into account.

     9. Confidentiality. Executive covenants and agrees that, during and after his employment by USA, he will treat as confidential and will not, without the prior written approval of USA, use (other than in the performance of his designated duties for USA) or disclose the Trade Secrets or Confidential Information; provided, the foregoing obligation with respect to Confidential Information shall expire five years after termination of Executive's employment by USA.

     10. Records. All records, notes, files, recordings, tapes, disks, memoranda, reports, price lists, client lists, drawings, plans, sketches, documents, equipment, apparatus, and like items, and all copies thereof, relating to the business of USA or its affiliates or the Secret Information, which shall be prepared by Executive or which shall be disclosed to or which shall come into the possession of Executive, shall be and remain the sole and exclusive property of USA. Executive agrees that at any time upon request from USA, to promptly deliver to USA the originals and all copies of any of the foregoing that are in the Executive's possession, custody or control

     11. Executive Inventions.

          (a) Ownership of Works. All Works shall be the sole and absolute property of Company, including all patent, copyright, trade secret, or other rights in respect thereof.

Executive agrees to and hereby does assign to Company all right, title, and interest in and to any and all Works, including all worldwide copyrights, patent rights, and all trade secret information embodied therein, in all media and including all rights to create derivative works thereof. Executive waives any and all rights Executive may have in any Works, including but not limited to the right to acknowledgement as author or moral rights. Executive agrees not to use or include in Works any patented, copyrighted, restricted or protected code, specifications, concepts, or trade secrets of any third party or any other information that Executive would be prohibited from using by any confidentiality, non-disclosure or other agreement with any third party. Executive agrees to fully and promptly disclose in writing to USA any such Works as such Works from time to time may arise.

          (b) Further Assurances. Executive shall, without charge to USA other than reimbursement of Executive's reasonable out-of-pocket expenses, execute and deliver all such further documents and instruments, including applications for patents and copyrights, and perform such acts, at any time during or after the term of this Agreement as may be necessary or desirable, to obtain, maintain, and defend patents, copyrights, or other proprietary rights in respect of the Works or to vest title to such Works in USA, its successors, assigns, or designees. Without limiting the generality of the foregoing, Executive further agrees to give all lawful testimony, during or after the term of Executive's employment, which may be required in connection with any proceedings involving any Works so assigned by Executive. Executive agrees to keep and maintain adequate and complete records (in the form of notes, laboratory notebooks, sketches, drawings, optical drives, hard drives and as may otherwise be specified by USA) of all inventions and original works of authorship made by Executive (solely or jointly with others) in the course of employment with Company, with USA's time, on USA's premises, or using USA's resources or equipment, which records shall be available to and remain the sole property of USA at all times.

          (c) No Obligations to Third Parties. Executive represents and warrants to USA that Executive is not subject to any employment, non-disclosure, confidentiality, non-compete, or other agreement with any third party which would prevent or prohibit Executive from fulfilling Executive's duties for USA. If Executive is the subject of any such agreement, and has any doubt as to its applicability to Executive's position with USA, Executive will provide a copy of such agreement to USA so that USA can make a determination as to its effect on Executive's ability to work for USA. Executive agrees to notify the company in writing before making any disclosure or perform any work on behalf of USA which appears to threaten or conflict with any proprietary rights Executive claims or intends to claim in any invention or original work of authorship. In the event Executive fails to give such notice, Executive agrees that he will make no claim against USA with respect to any such invention or work of authorship.

     12. Cooperation. Executive agrees to cooperate at any time to the extent and in the manner requested by USA and at USA's expense, in the prosecution or defense of any claims, litigation or other proceeding involving the Works, the property of USA or the Secret Information. Executive agrees to diligently protect any and all Secret Information against loss by inadvertent or unauthorized disclosure. Executive will comply with regulations, policies, and procedures established by USA, including, without limitation, all regulations, policies, and procedures established for the purpose of protecting Secret Information.

     13. Agreement Not to Compete. Executive covenants and agrees that during his employment by USA and for a period of two years after termination, for any reason, of such employment, he will not, without the prior written consent of USA, within Fulton County, Georgia, for himself or on behalf of another, directly or indirectly, engage in any business for which he provides services which are the same or substantially similar to his services for USA (as described in the Offer Letter) to or on behalf of a Competing Business; provided, however, if the termination occurs on or after the second anniversary of the date of the Change of Control, the two year non-compete period set forth herein shall reduce to a one year non-compete period. Executive acknowledges and agrees that Fulton County, Georgia is the geographic area within which the Executive performs services for the Company.

     14. Agreement Not to Solicit Customers. During Executive's employment by USA and for a period of two years after the termination of such employment for any reason, whether by USA or by Executive, with or without Cause or Good Reason, Executive will not, without the prior written consent of USA, directly or indirectly, on Executive's own behalf or in the service or on behalf of others, solicit or attempt to divert or appropriate to a Competing Business, any customer or actual prospect of USA, in either case, with whom Executive dealt on behalf of USA at any time during the 12-month period immediately preceding the termination of employment; provided, however, if the termination occurs on or after the second anniversary of the date of the Change of Control, the two year customer non-solicit period set forth herein shall reduce to a one year customer non-solicit period.

     15. Agreement Not to Solicit Employees. During Executive's employment by USA and for a period of two years after the termination of such employment for any reason, whether by USA or by Executive, with or without Cause or Good Reason, Executive will not, without the prior consent of USA, directly or indirectly, on Executive's own behalf or in the service or on behalf of others, solicit, divert or recruit any employee of USA to leave such employment, whether such employment is by written contract or at will; provided, however, if the termination occurs on or after the second anniversary of the date of the Change of Control, the two year employee non-solicit period set forth herein shall reduce to a one year employee non-solicit period.

     16. Consideration; Remedies.

          (a) Injunctive Relief. Executive acknowledges and agrees that, by virtue of the duties and responsibilities attendant to his employment by USA and the special knowledge of USA's affairs, business, clients, and operations that he has and will have as a consequence of such employment, irreparable loss and damage will be suffered by USA if Executive should breach or violate any of the covenants and agreements contained in Sections 9 through 15. Executive further acknowledges and agrees that each of such covenants is reasonably necessary to protect and preserve the business of USA. Executive, therefore, agrees and consents that, in addition to any other remedies available to it, USA shall be entitled to an injunction to prevent a breach or contemplated breach by the Executive of any of the covenants or agreements contained in such Sections.

          (b) Forfeiture. Executive acknowledges that USA intends to enforce the terms of the restrictive covenants of this Agreement contained in Sections 13, 14, and 15. In the event Executive breaches the provisions of Sections 13, 14, or 15, Executive shall immediately forfeit his right to receive (or shall refund to USA or its successor to the extent Executive has been previously paid) the value of the portion of the Restrictive Covenant Consideration allocable to the portion of the two year time period ($917.80 per day of violation, capped at amounts actually received by Executive) during which Executive is in violation of any of such Sections 13, 14, or 15. Executive acknowledges that the actual damages for any such breach are costly and difficult to estimate and the amount required to be refunded or forfeited by this Section 16(b) is a reasonable estimation of such damages. The parties agree that such forfeited or refunded amount is intended as liquidated damages and not as a penalty. The parties also agree that the remedies set forth in this Section 16(b) are in addition to other remedies, including equitable remedies.

          (c) No Defense; Remedies. The existence of any claim, demand, action or cause of action of Executive against USA or its affiliates, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by USA of any of the covenants contained herein. The rights of USA under this Agreement are in addition to, and not in lieu of, all other rights USA may have at law or in equity to protect its confidential information, trade secrets and other proprietary interests.

     17. Severability; Construction. Each covenant of this Agreement shall be deemed and shall be construed as a separate and independent covenant, and should any part or provision of any such covenants be declared invalid by any court of competent jurisdiction, such invalidity shall in no way render invalid or unenforceable any other part or provision thereof or any other separate covenant of Executive not declared invalid. Whenever there is a conflict between an applicable law of a jurisdiction which governs the subject matter of this Agreement and any provision of this Agreement, the affected portions of this Agreement shall be deemed revised, as to such jurisdiction only, in a manner which (i) eliminates any invalid, illegal or completely unenforceable provision, and (ii) as to any provision which is held to be excessively broad as to time duration, scope, activity or subject, limits or reduces such provision so as to be enforceable to the extent compatible with the applicable law.

     18. Notices. Any notice required or permitted to be given to one party by the other party hereto pursuant to this Agreement shall be in writing and shall be personally delivered (including delivery by overnight or express courier), or sent by United States Mail, certified or registered, return receipt requested, first class postage and charges prepaid, in envelopes addressed to the parties as set forth below their signatures or at such other addresses as shall be designated in writing by either party to the other party in accordance with this Section. Notices delivered in person shall be effective on the date of delivery. Notices sent by United States Mail shall be effective on the third day following deposit.

     19. Amendment. No amendment or modification of this Agreement shall be valid or binding upon either party unless made in writing.

     20. Waiver. The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the other party.

     21. Employee-At-Will. Nothing in this Agreement affects the fact that Executive's employment with USA is terminable at will by either party, subject to any notice requirements set forth in the Offer Letter, as hereby amended.

     22. Attorneys' Fees. If any action at law or in equity is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and expenses in addition to any other relief to which such prevailing party may be entitled.

     23. Gender. All references included herein to the male gender shall be construed to include the female gender, if and as appropriate.

     24. Assignment; Benefit; Payment to Estate. This Agreement may not be assigned by Executive and shall be binding upon Executive's devisees, heirs, legatees, beneficiaries, executors, administrators, or other legal representatives. This Agreement may be assigned by USA, and the right, remedies, and obligations of USA shall inure to the benefit of and be binding upon its successors and assigns. In the event of Executive's death, any payment that Executive has earned and to which Executive is entitled under this Agreement, but which has not been paid at the time of Executive's death, shall be paid to Executive's estate.

     25. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

     26. Costs Associated with IRS Audit. In the event there is an Internal Revenue Service audit of Executive's tax returns related to the tax treatment of Executive's compensation under this Agreement, USA shall reimburse Executive for one-half (1/2) of the professional fees and expenses (accounting, legal, appraisal or other consultant) incurred by Executive contesting, disputing, complying with or otherwise responding to such audit, up to a maximum of $10,000.

     27. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the matters contained herein and, subject to the following sentence, supersedes and terminates all previous agreements with respect to the matters contained herein. Except as specifically set forth in
Section 4(d) and Section 5 hereof, the terms of this Agreement (a) are in addition to, and not in lieu of, the benefits to which Executive is entitled under the Offer Letter and (b) shall not be deemed to supersede, amend, or terminate the any other parts of the Offer Letter. For the avoidance of doubt, the parties acknowledge and agree that except as expressly set forth herein, no other aspects of Executive's Offer Letter are, or shall be deemed for any purposes to be modified. The Employee Agreement shall be superseded and terminated by the provisions of this Agreement.

                         [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

EXECUTIVE:


James L. Benjamin                       Date: 2/8/05
-------------------------------------
James L. Benjamin

Address: 30 Brookside Walk
         Atlanta, GA 30342


"USA":

PRG-SCHULTZ USA, Inc.


By: John M. Cook                        Date: 2/14/05
    ---------------------------------
Title: Chairman & CEO

Address: 600 Galleria Parkway
         Suite 100
         Atlanta, Georgia 30339
Attention: Marie Neff, Executive Vice
           President-Human Resources


"PRGS":

PRG-SCHULTZ INTERNATIONAL, INC.,


By: John M. Cook                        Date: 2/14/05
    ---------------------------------
Title: Chairman & CEO

Address: 600 Galleria Parkway
         Suite 100
         Atlanta, Georgia 30339
Attention: Marie Neff, Executive Vice
           President-Human Resources

                                    EXHIBIT A

                                 JOB DESCRIPTION

                                    EXHIBIT A
                                       TO
              CHANGE OF CONTROL AND RESTRICTIVE COVENANT AGREEMENT
                                       OF
                                JAMES L. BENJAMIN

Position: Executive Vice President, U. S. Operations

Duties, Responsibilities and Authority:

-    Reports to Chairman/CEO or other senior-most executive.

-    Overall responsibility for domestic (U.S.) accounts payable businesses.

-    Member of Executive Committee.

                                    EXHIBIT B

                                   STOCK AWARD

                                                    YOUR NAME: James L. Benjamin
                                                    TOTAL NO. OF SHARES: 40,000

             PRGX RESTRICTED STOCK AWARD AGREEMENT (THE "AGREEMENT")

PRG-SCHULTZ INTERNATIONAL, INC. ("PRGX") is pleased to grant to the person named above (referred to as "you" or "Grantee") the restricted stock award described below ("Stock Award"), pursuant to this Agreement, the PRG-Schultz International, Inc. Stock Incentive Plan (the "Plan"), and the Change of Control and Restrictive Covenant Agreement between PRG-Schultz USA, Inc. ("USA"), a wholly owned subsidiary of PRGX, and you, and of which this Agreement is a part (the "2005 Restrictive Covenant Agreement").

GRANT DATE:                      FEBRUARY 14, 2005
MARKET PRICE ON GRANT DATE:                $  4.95
TOTAL NUMBER OF SHARES GRANTED:             40,000
START DATE FOR VESTING SCHEDULE: FEBRUARY 14, 2005

VESTING SCHEDULE: Subject to the terms of the Plan and the 2005 Restrictive Covenant Agreement, the Stock Award shall vest in accordance with the following schedule:

A. Normal Vesting. Unless the vesting of the Stock Award has been accelerated pursuant to Section B below, all of the shares granted by this Stock Award shall vest on February 14, 2008 (which is three years from the Grant Date specified above), except as otherwise provided in the Additional Terms and Conditions (attached and incorporated herein), including certain provisions related to termination of employment, breach of the 2005 Restrictive Covenant Agreement, and reduction in the number of shares issuable hereunder due to the application of the excise tax on excess parachute payments (the "Parachute Cutback").

B. Accelerated Vesting. Subject to the provisions of the Additional Terms and Conditions regarding termination of employment, breach of the 2005 Restrictive Covenant Agreement, and the Parachute Cutback, but only to the extent consistent with the Plan, vesting of the Stock Award will accelerate upon any of the following events: (i) Change of Control (as defined below); (ii) your death;
(iii) your Disability, as that term is defined in your 2005 Restrictive Covenant Agreement; and (iv) an involuntary termination of your employment without Cause, as that term is defined in your 2005 Restrictive Covenant Agreement, that occurs on or before December 31, 2005 (or March 31, 2006, solely in the case of the entry into a definitive agreement on or before December 31, 2005 with respect to a Change of Control as hereafter provided by this subsection (iv)) and is either in contemplation of a Change of Control (which shall include, for purposes of this subsection (iv) only, the entry into a definitive agreement on or before December 31, 2005 with respect to a Change of Control where such Change of Control is actually consummated on or before March 31, 2006) or at the insistence of the prospective purchaser of PRGX; provided, however, that with respect to an acceleration under this subsection (iv), notwithstanding anything to the contrary contained herein, you shall have no right to have your Stock Award released from escrow or to have certificates for your Stock Award issued to you, and you may not transfer all or any portion of your Stock Award, until the actual occurrence of a Change of Control (which shall include, for purposes of this subsection (iv) only, the entry into a definitive agreement on or before December 31, 2005 with respect to a Change of Control where such Change of Control is actually consummated on or before March 31, 2006) or sale of PRGX on or before December 31, 2005, and in the event such a Change of Control or sale does not occur on or before December 31, 2005, your entire Stock Award shall be forfeited back to the Company. For purposes of this Agreement, the term "Change of Control" shall mean shall mean the occurrence of any of the following events: (i) a majority of the outstanding voting stock of PRGX shall have been acquired or beneficially owned by any person (other than PRGX or a subsidiary of PRGX) or any two or more persons acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding, or disposing of voting stock of PRGX; or
(ii) a merger or a consolidation of PRGX with or into another corporation, other than (A) a merger or consolidation with a subsidiary of PRGX, or (B) a merger or consolidation in which the holders of voting stock of PRGX immediately prior to the merger as a class hold immediately after the merger at least a majority of all outstanding voting power of the surviving or resulting corporation or its parent; or (iii) a statutory exchange of shares of one or more classes or series of outstanding voting stock of PRGX for cash, securities, or other property, other than an exchange in which the holders of voting stock of PRGX immediately prior to the exchange as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity with which PRGX stock is being exchanged; or (iv) the sale or other disposition of all or substantially all of the assets of PRGX, in one transaction or a series of transactions, other than a sale or disposition in which the holders of voting stock of PRGX immediately prior to the sale or disposition as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity to which the assets of PRGX are being sold; or (v) the liquidation or dissolution of PRGX.

ATTACHED ARE THE FOLLOWING DOCUMENTS (INCORPORATED INTO THIS AGREEMENT BY REFERENCE), WHICH CONTAIN IMPORTANT INFORMATION ABOUT YOUR STOCK AWARD. PLEASE REVIEW THEM CAREFULLY AND CONTACT PRGX HUMAN RESOURCES IF YOU HAVE ANY
QUESTIONS:

Additional Terms and Conditions describes what happens if you cease to be employed by PRGX before your Stock Award vests, certain events that could cause forfeiture of the stock granted under this Agreement, where to send notices and other matters.

The Plan contains detailed terms that govern your Stock Award. If anything in this Agreement, the 2005 Restrictive Covenant Agreement, your Offer Letter] or any of the other attachments hereto is inconsistent with the Plan, the terms of the Plan, as amended from time to time, will control.

The Plan Prospectus Document covering the Stock Award contains important information, including federal income tax consequences.

2003 Annual Report of PRGX (not attached if you previously received the 2003 Annual Report).

The terms of your 2005 Restrictive Covenant Agreement, of which this Agreement is a part, are also incorporated herein.

BY SIGNING THE 2005 RESTRICTIVE COVENANT AGREEMENT, YOU AFFIRM AND ACKNOWLEDGE THAT YOU HAVE ACCEPTED ALL OF THE TERMS OF THIS STOCK AWARD AFTER REVIEWING THE ABOVE DOCUMENTS.

THE STOCK OFFERED HEREBY WILL NOT BE ISSUED AND YOU WILL HAVE NO RIGHTS HEREUNDER UNTIL YOU HAVE COMMUNICATED YOUR ACCEPTANCE OF THE TERMS OF THIS AGREEMENT BY RETURNING A SIGNED ORIGINAL OF THE 2005 RESTRICTIVE COVENANT AGREEMENT AS PROVIDED THEREIN. PRGX MAY WITHDRAW THIS OFFER AT ANY TIME UNTIL SUCH ACCEPTANCE.

                       ADDITIONAL TERMS AND CONDITIONS OF
                           YOUR RESTRICTED STOCK AWARD

EFFECT OF TERMINATION OF EMPLOYMENT. You must be employed by PRGX or one of its subsidiaries or affiliates on the applicable vesting date to be entitled to the vesting of your Stock Award on such date, except as provided in Section B of your Restricted Stock Award Agreement (the "Agreement"), which provides for accelerated vesting upon certain events. If you cease to be employed by any of PRGX, its subsidiaries or affiliates for any reason, except as provided in Section B of the Agreement, then any portion of your Stock Award which has not vested as of the date of termination of employment shall automatically be forfeited and cancelled as of the date of such termination of employment.

EFFECT OF BREACH OF RESTRICTIVE COVENANTS. If you breach Section 13, 14, OR 15 of the 2005 Restrictive Covenant Agreement, your Stock Award, regardless of whether or not vested, will be forfeited, in accordance with Section 16(B) of the 2005 Restrictive Covenant Agreement, in an amount equal to the Forfeited Share Value, calculated as set forth below.

The number of shares forfeited upon breach of one of the above-listed restrictive covenants will equal:

     -    The Forfeited Share Value;

          DIVIDED BY

     - the "Fair Market Value" of the shares of common stock in PRGX on the date of forfeiture. "Fair Market Value" shall be determined in accordance with the Plan.

"Forfeited Share Value" means:

     - The dollar amount ("Total Liquidated Damages") of benefits to be forfeited and/or refunded under Section 16(B) of the 2005 Restrictive Covenant Agreement, calculated as provided in Section 16(B);

          MINUS

     - The total amount of other benefits owing to you under the 2005 Restrictive Covenant Agreement and payable in cash (the "Cash Benefits").

In addition, you will be required under Section 16(B) of the 2005 Restrictive Covenant Agreement to make a cash payment to the extent the sum of the Fair Market Value of the shares forfeited hereunder, plus the Cash Benefits, is less than Total Liquidated Damages.

ESCROW OF STOCK AWARD SHARES. Shares of common stock granted pursuant to this Stock Award shall be issued in your name and held in escrow by PRGX, in book-entry form on the books maintained by the transfer agent for PRGX's common stock, until the Stock Award is vested or forfeited as provided herein. Upon vesting of your Stock Award, the shares will be released from escrow, and PRGX will deliver to you a certificate or certificates representing the vested shares. However, transferability will remain subject to relevant provisions of the federal securities laws post-vesting, including (for so long as you remain an affiliate of PRGX) certain limitations set forth in SEC Rule 144 promulgated under the Securities Act of 1933.

RIGHTS WITH RESPECT TO SHARES PRIOR TO VESTING. You may not transfer your Stock Award or the shares to be issued hereunder prior to vesting. Once all or any portion of this Stock Award vests, you will receive a transferable certificate or certificates representing the shares, as described above. Prior to vesting, you are entitled to all of the rights (other than transferability) of a shareholder with respect to all unforfeited shares underlying the Stock Award, including the right to vote such shares and to receive dividends and other distributions payable with respect to such shares after the Grant Date.

WITHHOLDING. Whenever PRGX proposes, or is required, to distribute vested shares to you or pay you dividends with respect to the unvested portion of your Stock Award, PRGX may either: (a) require you to satisfy any local, state, Federal and foreign income tax, employment tax and insurance withholding requirements prior to the delivery of any payment or stock certificate owing to you pursuant to the Stock Award; or, in its discretion, (b) reduce the number of shares to be delivered to you by a number of shares sufficient to satisfy all or a portion of such tax withholding requirements, based on the fair market value of PRGX's shares of common stock on the date of withholding as determined under the Plan. In furtherance of the foregoing, PRGX may, at the discretion of the Committee, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, permit you to satisfy such withholding or other tax obligations through cash payment or the surrender of vested shares of Stock which you already own.

REDUCTION OF CHANGE IN CONTROL PAYMENTS. As provided in your 2005 Restrictive Covenant Agreement, the number of vested shares distributable to you is subject to reduction to the extent necessary to avoid the imposition of any excise taxes under certain "golden parachute" tax laws. All or a portion of any unvested shares underlying this Award may be forfeited if certain benefits owing to you under Sections 2, 3 AND 4 of the 2005 Restrictive Covenant Agreement and other amounts treated as received by you which are treated as contingent upon a change of control reach the "Golden Parachute Threshold."

The "Golden Parachute Threshold" is the point at which the aggregate value of the above benefits, to the extent they are treated as contingent upon a change of control, would (absent the operation of Section 8 of the 2005 Restrictive Covenant Agreement) result in the excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986 (or any successor provision), being applicable to the portion of each payment which is treated as an excess parachute payment.

If the Golden Parachute Threshold would otherwise be reached, the amounts payable under Sections 2, 3 AND 4, of the 2005 Restrictive Covenant Agreement, including the number of shares to vest and be delivered hereunder, will be reduced to the extent necessary so that none of the amounts payable under
Section 2, 3 OR 4 of the 2005 Restrictive Covenant Agreement will be subject to the excise tax. The number of shares that will be forfeited hereunder will equal:

     -    the Cutback Share Value;

          DIVIDED BY

     - the Fair Market Value of the shares of common stock in PRGX on the date of the Change of Control.

"Cutback Share Value" means:

     - the total dollar amount ("Cutback Amount") of the reduction in benefits necessary to avoid reaching the Golden Parachute Threshold, computed in accordance with Section 8 of the 2005 Restrictive Covenant Agreement;

          TIMES

     - a percentage (which may be anywhere from 0% to 100%) to be designated by the Committee, reflecting an allocation of the Cutback Amount to this Stock Award;

provided that the Cutback Share Value cannot exceed the total fair market value of the shares which would otherwise vest hereunder, without further risk of forfeiture; and the balance of the Cutback Amount cannot exceed the amount of benefits otherwise payable under Sections 2, 3 AND 4 of the 2004 Restricted Covenant Agreement.

NOTICES. All notices delivered pursuant to this Agreement shall be in writing and shall be delivered or sent in accordance with the provisions of the 2005 Restrictive Covenant Agreement.

MISCELLANEOUS. Failure by you or PRGX at any time or times to require performance by the other of any provisions in this Agreement will not affect the right to enforce those provisions. Any waiver by you or PRGX of any condition or of any breach of any term or provision in this Agreement, whether by conduct or otherwise, in any one or more instances, shall apply only to that instance and will not be deemed to waive conditions or breaches in the future. If any court of competent jurisdiction holds that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions will continue in full force and effect, and this Agreement shall be deemed to be amended automatically to exclude the offending provision. This Agreement shall be subject to and governed by the laws of the State of Georgia. No change or modification of this Agreement shall be valid unless it is in writing and signed by the party against which enforcement is sought, except where specifically provided to the contrary herein. This Agreement shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, executors and legal representatives of the parties hereto. The headings of each section of this Agreement are for convenience ONLY. This Agreement (including the portions incorporated by reference) contains the entire Agreement of the parties hereto, and no representation, inducement, promise, or agreement or other similar understanding between the parties not embodied herein shall be of any force or effect, and no party will be liable or bound in any manner for any warranty, representation, or covenant except as specifically set forth herein.

                                    EXHIBIT C

                                 FORM OF RELEASE

                                 FORM OF RELEASE

     THIS RELEASE AGREEMENT AND COVENANT NOT TO SUE (the "Agreement") is entered into by and between PRG-Schultz USA, Inc., a Georgia corporation (the "Company") and _________________, a resident of the state of ________________
("Executive"), as of the Effective Date of the Agreement, as defined below.

                                   WITNESSETH

     Executive and Company are parties to that certain [offer letter agreement/employment agreement], dated ______________________ ("Employment Agreement").

     Executive and Company are parties to that certain Change of Control and Restrictive Covenant Agreement, dated ________________ ("Change of Control Agreement").

     Executive and Company are terminating their employment relationship, subject to the terms hereof; and

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1. Termination of Employment. The parties hereto hereby acknowledge and agree that Executive's employment with Company will automatically terminate as of the close of business on _____________________________.

     2. General Release of Claims. In consideration of the covenants from Company to Executive set forth herein and in the Employment Agreement and Change of Control Agreement, the receipt and sufficiency of which is hereby acknowledged, Executive, on his behalf and on behalf of his heirs, devisees, legatees, executors, administrators, personal and legal representatives, assigns and successors in interest (collectively, the "Derivative Claimants" and each a "Derivative Claimant"), hereby IRREVOCABLY, UNCONDITIONALLY AND GENERALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES, to the fullest extent permitted by law, Company and each of Company's directors, officers, employees, representatives, stockholders, predecessors, successors, assigns, agents, attorneys, divisions, subsidiaries and affiliates (and agents, directors, officers, employees, representatives and attorneys of such stockholders, predecessors, successors, assigns, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively, the "Releasees" and each a "Releasee"), or any of them, from any and all charges, complaints, claims, damages, actions, causes of action, suits, rights, demands, grievances, costs, losses, debts, and expenses (including attorneys' fees and costs incurred), of any nature whatsoever, known or unknown, that Executive now has, owns, or holds, or claims to have, own, or hold, or which Executive at any time heretofore had, owned, or held, or claimed to have, own, or hold from the beginning of time to the date that Executive signs this Agreement, including, but not limited to, those claims arising out of or relating to (i) any agreement, commitment, contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or arrangement, whether written or oral, or any other relationship, involving Executive and/or any Releasee,
(ii) breach of any express or
implied contract, breach of implied covenant of good faith and fair dealing, misrepresentation, interference with contractual or business relations, personal injury, slander, libel, assault, battery, negligence, negligent or intentional infliction of emotional distress or mental suffering, false imprisonment, wrongful termination, wrongful demotion, wrongful failure to promote, wrongful deprivation of a career opportunity, discrimination (including disparate treatment and disparate impact), hostile work environment, sexual harassment, retaliation, any request to submit to a drug or polygraph test, and/or whistleblowing, whether said claim(s) are brought pursuant to the AGE DISCRIMINATION IN EMPLOYMENT ACT, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE EQUAL PAY ACT, 42 U.S.C. SECTIONS 1981, 1983, OR 1985, THE VOCATIONAL REHABILITATION ACT OF 1977, THE AMERICANS WITH DISABILITIES ACT, THE FAMILY AND MEDICAL LEAVE ACT OR THE FAIR CREDIT REPORTING ACT or any other constitutional, federal, regulatory, state or local law, or under the common law or in equity, and (iii) any other matter (each of which is referred to herein as a "Claim"); provided, however, that nothing contained herein shall operate to release any obligations of Company, its successors or assigns arising under any claims under the Employment Agreement, the Change of Control Agreement or under any written Company benefit plans, any 401(k) plan, any pension plan and any similar plan, to the extent Executive is entitled to benefits under the respective terms thereof.

     3. Release of Unknown Claims. Executive recognizes that he may have some claim, demand, or cause of action against the Releasees relating to any Claim of which he is totally unaware and unsuspecting and which is given up by the execution of this Agreement. It is Executive's intention in executing this Agreement with the advice of legal counsel that this Agreement will deprive him of any such Claim and prevent Executive or any Derivative Claimant from asserting the same. The provisions of any local, state, federal, or foreign law, statute, or judicial decision providing in substance that this Agreement shall not extend to such unknown or unsuspecting claims, demands, or damages, are hereby expressly waived.

     4. Acknowledgment. Executive acknowledges that he has thoroughly discussed all aspects of this Agreement with his attorney, that he has carefully read and fully understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement. Executive hereby waives the requirement under the Age Discrimination in Employment Act that Executive has twenty-one (21) days to review and consider this Agreement before executing it. Executive acknowledges and understands that he shall have seven (7) days after signing this Agreement during which he may revoke this Agreement by providing written notice to Company within seven (7) days following its execution. Any notice of revocation of this Agreement shall not be effective unless given in writing and received by Company within the seven-day revocation period via personal delivery, overnight courier, or certified U.S. mail, return receipt requested, to PRG-SCHULTZ USA, INC., 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, Attention: General Counsel. THIS AGREEMENT SHALL NOT BECOME EFFECTIVE AND ENFORCEABLE UNTIL SUCH SEVEN (7) DAY PERIOD HAS EXPIRED. IF EMPLOYEE REVOKES THIS AGREEMENT WITHIN SUCH SEVEN (7) DAY PERIOD, EMPLOYEE WILL NOT BE ENTITLED TO RECEIVE ANY OF THE RIGHTS AND BENEFITS DESCRIBED HEREIN OR UNDER THE EMPLOYMENT AGREEMENT OR CHANGE OF CONTROL AGREEMENT.

     5. No Assignment. Executive represents and warrants that he has not assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever, any of the Claims released herein. Executive agrees to indemnify and hold harmless the Releasees against any Claim based on, arising out of, or due to any such assignment or transfer.

     6. Indemnification. In furtherance of the foregoing, Executive agrees on behalf of himself and the Derivative Claimants not to sue or prosecute any matter against any Releasee with respect to any Claim and agrees to hold each Releasee harmless with respect to any such suit or prosecution in contravention of this Section 6. Executive understands that if this Agreement were not signed, he would have the right voluntarily to assist other individuals or entities in bringing Claims against the Releasees. Executive hereby waives that right and hereby agree that he will not voluntarily provide any such assistance. To the extent that applicable law prohibits Executive from waiving his right to bring and/or participate in the investigation of a Claim, Executive nevertheless waives his right to seek or accept any damages or relief in any such proceeding.

     7. Representation Regarding Knowledge of Trade Secrets and/or Inventions. Executive hereby acknowledges and confirms that he has no right, claim or interest to any property, invention, trade secret, information or other asset used in the business of Company and that all such property, inventions, trade secrets, information and other assets used in the business of Company are owned by Company or its affiliates or licensed to Company or its affiliates by third parties not affiliated with Executive.

     8. Return of Company Property and Proprietary Information. (a) Executive further promises, represents and warrants that Executive has returned or will return to _______________ [IDENTIFY DESIGNEE] by no later than upon the execution of this Agreement by Executive: (a) all property of Company, including, but not limited to, any and all files, records, credit cards, keys, identification cards/badges, computer access codes, computer programs, instruction manuals, equipment (including computers) and business plans; (b) any other property which Executive prepared or helped to prepare in connection with Executive's employment with Company; and (c) all documents, including logs or diaries, all tangible materials, including audio and video tapes, all intangible materials (including computer files), and any and all copies or duplicates of any such tangible or intangible materials, including any duplicates, copies, or transcriptions made of audio or video tapes, whether in handwriting or typewritten, that are in the possession, custody or control of Executive or his attorneys, agents, family members, or other representatives, which are alleged to support in any way any of the claims Executive has released under this Agreement.

     (b) The foregoing representation shall include all Proprietary Information of Company and Company. With respect to Proprietary Information, Executive warrants, represents, and covenants to return such Proprietary Information on or before the close of business on ____________________. As used herein, "Proprietary Information" means information in written form or electronic media, including but not limited to technical and non-technical data, lists, training manuals, training systems, computer based training modules, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes and plans regarding Company or its affiliates, clients, prospective clients, methods of operation, billing rates, billing procedures, suppliers, business methods, finances, management, or any other business information relating to Company or its affiliates (whether constituting a trade secret or proprietary or otherwise) which has value to Company or its affiliates and is treated by Company or its affiliates as being confidential; provided; however, that Proprietary Information shall not include any information that has been voluntarily disclosed to the public by Company or its affiliates (except where such public disclosure has been made without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. Proprietary Information does include information which has been disclosed to Company or its affiliates by a third party and which Company or its affiliates are obligated to treat as confidential. Proprietary Information may or may not be marked by Company or its affiliates as "proprietary" or "secret" or with other words or markings of similar meaning, and the failure of Company to make such notations upon the physical embodiments of any Proprietary Information shall not affect the status of such information as Proprietary Information.

     9. General Provisions.

     (a) This Agreement and the covenants, representations, warranties and releases contained herein shall inure to the benefit of and be binding upon Executive and Company and each of their respective successors, heirs, assigns, agents, affiliates, parents, subsidiaries and representatives.

     (b) Each party acknowledges that no one has made any representation whatsoever not contained herein concerning the subject matter hereof to induce the execution of this Agreement. Executive acknowledges that the consideration for signing this Agreement is a benefit to which Executive would not have been entitled had Executive not signed this Agreement.

     (c) Executive agrees that the terms and conditions of this Agreement, including the consideration hereunder shall not be disclosed to anyone and shall remain confidential and not disseminated to any person or entity not a party to this Agreement except to family members, legal counsel, an accountant for purposes of securing tax advice; the Internal Revenue Service, or the state taxing agencies.

     (d) The "Effective Date" of this Agreement shall be the eighth (8th) day after the execution of the Agreement by Executive.

     (e) This Agreement does not constitute an admission of any liability.

     (f) The parties hereto and each of them agrees and acknowledges that if any portion of this Agreement is declared invalid or unenforceable by a final judgment of any court of competent jurisdiction, such determination shall not affect the balance of this Agreement, which shall remain in full force and effect. Any such invalid portion shall be deemed severable.

     (g) Neither this Agreement nor any provision hereof may be modified or waived in any way except by an agreement in writing signed by each of the parties hereto consenting to such modification or waiver.

This Agreement shall in all respects be interpreted, enforced and governed under the internal laws (and not the conflicts of laws and rules) of Georgia.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

EXECUTIVE ATTESTS THAT HE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

NOTICE - THIS AGREEMENT CONTAINS A WAIVER OF RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EXECUTIVE IS ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT

EXECUTED THIS __________ DAY OF _________________, 200__.

EXECUTIVE: __________________________

           PRINT NAME: ______________

Sworn to and subscribed before me this _______________ day of ______________, 200__.


-------------------------------------
Notary Public

EXECUTED THIS __________ DAY OF _________________, 200__.

COMPANY: PRG-SCHULTZ USA, INC.


By:
    ---------------------------------
Its:
     --------------------------------